Exhibit 99.1

MURPHY ANNOUNCES MERAUX REFINERY SALE

EL DORADO, Arkansas, September 1, 2011 – Murphy Oil Corporation (NYSE: MUR) announced today that it has entered into an asset purchase agreement pursuant to which its wholly-owned subsidiary, Murphy Oil USA, Inc., will sell its refinery in Meraux, Louisiana and related assets.

The Meraux Refinery is being acquired by a subsidiary of Valero Energy Corporation for a sales price of $325 million plus the value of hydrocarbon inventory, and subject to certain other adjustments. The hydrocarbon inventory will be valued based on market prices at closing (the inventory is currently valued at approximately $300 million). The sale is subject to customary regulatory approvals and conditions and is expected to close in the fourth quarter of 2011.

David M. Wood, Murphy’s President and Chief Executive Officer, commented, “The announcement of the sale of Meraux is another execution step in our repositioning strategy to exit the refining business.” Wood added, “We will now focus our attention on completing the sale of our assets in the U.K.”

Davis Polk & Wardwell LLP is acting as legal counsel to Murphy. Goldman, Sachs & Co. is acting as financial advisor to Murphy.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2010 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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